Exhibit 4.42

BUSINESS OPERATION AGREEMENT

THIS BUSINESS OPERATION AGREEMENT (the “Agreement”) is made as of the 15th day of September, 2020 in Pudong New Area, Shanghai, the People’s Republic of China (the “PRC”) by and among:

Party A: Shanghai Manyin Information Technology Co., Ltd.

Registered address: Building 6, No. 20, Lane 999, Dangui Road, China (Shanghai) Pilot Free Trade Zone

Legal representative: GU Yafen

Party B: Chengdu Yougao Information Technology Co., Ltd.

Registered address: No. 5, Floor 3, Building 1, Lane 7 Yongfeng Road, High-Tech Area, Chengdu

Legal representative: XU Yining

Party C:

Party C-1: XU Yining

ID Card No.: ***

Residential address: ***

Party C-2: Name: MIAO Fei

ID Card No.: ***

Residential address: ***

(Above Party C-1 and Party C-2are hereinafter collectively referred to as “Party C”; and Party A, Party B and Party C are hereinafter collectively referred to as the “Parties” and individually a “Party”.)

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise duly established and validly existing within the PRC;

(2)	Party B is a limited liability company duly established within the PRC;

(3)	Each of Party C is a shareholder of Party B (each a “Shareholder”, and collectively the “Shareholders”) and respectively holds 50% equities of Party C;

(4)

Party A and Party B have established business relation by execution of an Exclusive Technology Consulting and Service Framework Agreement and other relevant agreement (the “Business Agreements”). Pursuant to the Exclusive Technology Consulting and Service Framework Agreement, Party B shall pay relevant service fee to Party A thereunder, and Party B’s daily business operation shall have material effect on its ability to make such payment to Party A; and

(5)	The Parties agree to further specify the matters in relation to the operation of Party B on terms of this Agreement.

NOW, THEREFORE, on basis of friendly negotiation and principles of equality and mutual benefit, the Parties hereby agree as follows:

1.	Obligations of Shareholders

In order to ensure Party B’s performance of the Business Agreements executed with Party A and its obligations to Party A, the Shareholders hereby acknowledge and agree that, unless with prior written consent of Party A or any other party designated by it, Party B will not engage in any transaction which may have material effect on its assets, business, employees, obligations, rights or business operations, including but not limited to:

1.1	carrying out any activity beyond its ordinary business scope, or conducting its business in a way inconsistent with its past practice;

1.2	borrowing any sum from or undertaking any liability to any third party, except for those occurred in its ordinary business course;

1.3	changing or removing any of its directors, or replacing any member of its senior management;

1.4	selling to or acquire from any third party or otherwise dispose any assets or rights of an amount exceeding RMB100, 000, including but not limited to any intellectual properties;

1.5	offering guarantee or any other forms of security to any third party by use of its assets or intellectual properties, or create any other encumbrance on its assets;

1.6	amending its articles of association, or changing its business scope;

1.7	changing its ordinary business procedures, or amending any of its material internal rules, regulations or policies;

1.8	assigning its rights and obligations under this Agreement to any third party;

1.9	making any substantial adjustment to its business model, marketing strategies, operation policies or client relations; or

1.10	declare or distribute any profit or dividend.

2.	Operation Management

2.1

Party B and the Shareholders hereby agree to accept and strictly follow the advices provided by Party A and its designated subsidiaries from time to time in connection with the appointment and dismissal of employees, daily operation management and financial management system of the company.

2.2

Party B and the Shareholders hereby agree that the Shareholders will, in accordance with the procedures provided by the laws and regulations of the PRC and articles of association of the company, appoint Party A’s designated persons to serve as directors of Party B and assure that the person designated by Party A will be the chairman of the board or executive director of Party B, and will appoint persons designated by Party A to serve as the general manager, chief financial officer and other senior management personnel of Party B.

2.3

If any of such directors or senior management personnel designated by Party A as set out above leaves Party A, whether by voluntary resignation or termination of employment by Party A, such person shall simultaneously become unqualified to hold any position in Party B. In such case, the Shareholders shall immediately or cause Party B to immediately remove such person from his/her position in Party B, and immediately elect and appoint another person additionally designated by Party A to take such position.

2.4

For the purpose of Clause 2.3 above, the Shareholders shall, in accordance with the provisions of laws, articles of association of the company and this Agreement, take all necessary corporate actions to complete above removal and appointment procedures

2.5

Each of the Shareholders hereby agrees that, at the same time when this Agreement is executed, to respectively issue a Power of Attorney to Party A in the form and substance of Exhibit 1 hereto, whereby the Shareholder will irrevocably authorize Party A or its designated person to exercise shareholders’ rights on his/her behalf and to exercise all of his/her voting rights at Party B’s shareholders’ meeting in the name of such Shareholder.

3.	Other Agreements

3.1

If any of the agreements between Party A and Party B terminates or expires, Party A shall have the right (but shall not be obliged) to terminate all the agreements between Party A and Party B, including but not limited to the Exclusive Technology Consulting and Service Framework Agreement.

3.2

Whereas, Party A and Party B have established certain business relation by execution of the Exclusive Technology Consulting and Service Framework Agreement and other relevant agreements, and Party B’s daily business activities will materially affect its ability to make corresponding payments to Party A. The Shareholders agree that, subject to Clause 1 of this Agreement, any bonus or dividend distribution or any other similar revenue or benefit (in any form whatsoever) received from Party B in the capacity of a shareholder of Party B, shall be unconditionally paid or transferred to Party A without consideration at the time when the same is realized, and the Shareholders shall deliver all necessary documents or take all necessary actions to effect such payment or transfer according to Party A’s request.

4.	Amendment

No amendment or supplement to this Agreement shall be effective unless and until it is made by a written instrument duly signed by the Parties. Any amendment and supplement to this Agreement duly signed by the Parties shall form a part of this Agreement and shall have the same legal effect as that of this Agreement.

5.	Governing Law

The execution, validity, performance and interpretation of and resolution of dispute under this Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

6.	Dispute Resolution

6.1

In the case of any dispute arising between the Parties in respect of the interpretation or performance hereof, the Parties shall resolve such dispute through friendly negotiation. If no agreement can be reached through such negotiation, any Party may submit the dispute to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Shanghai and the arbitration proceeding shall be in Chinese. The arbitration award shall be final and binding on the Parties.

6.2	Except for the matters in dispute, the Parties shall continue to perform their respective obligations hereunder in good faith pursuant to the terms of this Agreement.

7.	Notice

7.1

Notices given by any of the Parties for exercise of its rights and performance of its obligations hereunder shall be made in writing and shall be delivered by person or sent by registered mail, postage-prepaid mail, recognized courier service or facsimile to the following addresses of relevant Party or Parties:

If to Party A:

Shanghai Manyin Information Technology Co., Ltd.

Domicile: Building 6, No. 20, Lane 999, Dangui Road,

China (Shanghai) Pilot Free Trade Zone

If to Party B:

Chengdu Yougao Information Technology Co., Ltd.

Domicile: Registered address: No. 5, Floor 3, Building 1, Lane 7 Yongfeng Road,

High-Tech Area, Chengdu

If to Party C:

Party C-1: XU Yining

Address: ***

Party C-2: MIAO Fei

Address: ***

7.2	A notice and other correspondence shall be deemed to have been duly served:

7.2.1	on the date shown on the transmission report if sent by facsimile, or on the next business day if the facsimile arrives later than 5:00 pm or on a non-business day of the place of arrival;

7.2.2	if sent by personal delivery (including courier service), on the day when the receipt thereof has been duly signed for;

7.2.3	on the fifteenth (15th) day after the date shown on the acknowledgement of receipt if sent by a registered mail.

8.	Effectiveness, Term and Miscellaneous

8.1

Any written consent, advice, appointment in connection with Party A contemplated hereunder and any decision having material effect on Party B’s ordinary business operation shall be made by the board of directors (or, if no such board of directors, the executive director) of Party A.

8.2

This Agreement shall be executed and come into effect on the day first above written. Except for early termination by Party A, this Agreement shall be valid for thirty (30) years commencing from the execution date hereof. If Party A requests in writing prior to the expiration of this Agreement, the Parties shall extend the valid term hereof as per Party A’s request.

8.3

Within the valid term of this Agreement, none of Party B and the Shareholders shall terminate this Agreement before its expiration. Party A shall have the right to terminate this Agreement at any time by a 30-day prior written notice to Party B.

8.4

The Parties hereby acknowledge that this Agreement is a fair and reasonable agreement entered into by and among them on basis of equality and mutual benefit. If any term or provision of this Agreement is held illegal or unenforceable under applicable laws, it shall be deemed to have been deleted from this Agreement and become void, but the remaining terms and provisions of this Agreement shall remain valid as if such illegal or unenforceable terms or provisions were not included in this Agreement from the beginning. The Parties shall enter into negotiation for a legal and valid term or provision acceptable to all of the Parties to substitute such terms or provisions deemed to have been deleted.

8.5

The failure of any Party to exercise any right, power or privilege hereunder by any Party shall not be operated as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other rights, powers or privileges.

8.6

This Agreement is made in Chinese and shall be executed in six (4) counterparts. Party A, Party B and Party C shall respectively hold one counterpart, one counterpart and two counterparts of this Agreement.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Parties have cause their respective duly authorized representatives to sign this Agreement as of the date first above written.

Party A: Shanghai Manyin Information Technology Co., Ltd. (official seal)

Legal/Authorized representative: /s/ GU Yafen

Party B: Chengdu Yougao Information Technology Co., Ltd. (official seal)

Legal/Authorized representative: /s/ XU Yining

Party C:

XU Yining (signature)
/s/ XU Yining

MIAO Fei (signature)
/s/ MIAO Fei

EXHIBIT 1    POWER OF ATTORNEY